Exhibit 10.2

October 12, 2018

Daniel Horwood

c/o Ra Medical Systems, Inc. 2070 Las Palmas Drive Carlsbad, CA 92011

Re: Employment Letter

Dear Dan:

I am pleased to offer you a position with Ra Medical Systems, Inc. (the "Company")  as its General Counsel, reporting to the Company's Chief Executive Officer. If  you decide to join us, you will be eligible to receive the compensation and benefits set forth below, subject to the terms and conditions of this letter agreement (the "Agreement"). You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

I. Title; Position. As the Company's General Counsel, you will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the Company's Chief Executive Officer. While you render services to the Company, you will not engage in any other employment, consulting  or  other  business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties under this Agreement.

2.

Base Salary . Your initial annual base salary will be $291,000, which will be payable, less any applicable withholdings, in accordance with the Company' s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by our Board of Directors (the "Board") or its Compensation Committee (the "Committee"), as applicable, in its sole discretion.

3.

Annual Bonus. For the Company's 2018 fiscal year, you will have the opportunity to earn a target annual cash bonus equal to 35% of your annual base salary earned during  the fiscal year (subject to proration for the amount of time actually served with the Company during such year), based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Board or Committee. Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

4.

Equity Awards. Subject to the approval of the Board (or a committee thereof), the Company will grant you an award of restricted stock units (the "RSUs") with respect to shares of the Company's common stock having an approximate grant date value equal to $225,000. The number of shares of the Company's common stock subject to the RSU' s shall be calculated on the closing price per share as of the date of grant with the result rounded down to the nearest whole share. The RSU's shall vest in accordance with the Company' s standard vesting schedule for RSUs as in effect on the date of grant, subject to your continuing to be a service provider to the Company through each vesting date. The RSU's will be subject to the terms and conditions of the Company's 2018 Equity Incentive Plan and forms of RSU award agreement thereunder (collectively, the "Stock Agreements"), in each case, which will be made available to you following the date your RSUs are granted. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

5.

Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

6.

Severance. You will be eligible to enter into a Change in Control and Severance Agreement (the "Severance Agreement") applicable to you based on your position within the Company. The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company. These protections will supersede all other severance payments and benefits to which you otherwise may be entitled, or may become entitled in the future, under any plan, program or policy that the Company may have in effect from time to time.

7.

Confidentiality Agreement. As a condition of your employment, you are also required to sign and comply with an At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the "Confidentiality Agreement") which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment.

8.

At-Will Employment. The Company is excited about your joining and look s forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the

Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

9.

Eligibility for Employment in the United States. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

10.

Background Investigation. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

11.

Prior Employment. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. By signing this Agreement , you confirm that you have no contractual commitment s or other legal obligations that would prohibit you from performing your duties for the Company.

12.

Employee Handbook. As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook.

13.

Miscellaneous. This Agreement, together with the Confidentiality Agreement, the Stock Agreements and the Severance Agreement, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement may be modified only by a written agreement signed by you and a duly authorized officer of the Company.

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

RA MEDICAL SYSTEMS, INC.

By: /s/ Dean Irwin

Dean Irwin

Chief Executive Officer

Agreed to and accepted:

/s/ Daniel Horwood

Daniel Horwood

Dated:  October 12, 2018_________________

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7\Exc im er La se r

ramed.com

2070 Las Palmas Dr, Carlsbad, CA 92011

Office: (760) 804-1648 • Fax: (760) 804-1657 • info@r a m ed.co m

DA BRA